Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Contact:          Investors:

Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of

PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or

kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Updates Status of PPI-2458

Non-Hodgkin’s Lymphoma Program

Waltham, MA — March 11, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS), today announced that the Company has been advised during discussions with the United States Food and Drug Administration (FDA) that its Phase I clinical trial of PPI-2458 in non-Hodgkin’s lymphoma has been placed on clinical hold until questions relating to a finding in a recently completed animal safety study have been satisfactorily resolved.  In discussions, the FDA indicated that the Company will need to submit a detailed plan to address this finding.  The Company expects to receive a letter from the FDA confirming the clinical hold, and providing details of the actions that will be required prior to proceeding with the clinical trial.

In support of its Investigational New Drug application, the Company had completed and submitted to the FDA results from preclinical studies evaluating the safety of PPI-2458 through 28-days of treatment.  These studies showed no evidence of any unexpected safety issues.  The FDA’s decision was related to a preliminary finding in a recently completed three-month animal safety study.  The findings of this study were not available at the time that the clinical study was initiated.  The finding consisted of a neuropathological abnormality in some of the animals tested, similar to findings reported in connection with other approved products.  The Company will further explore this finding, with input from leading experts as appropriate, to assess its potential implications and prepare a plan for the FDA.

“We remain committed to the development of PPI-2458 for non-Hodgkin’s lymphoma, as well as additional evaluation of its activity in other cancers, and will work diligently with the FDA to agree upon an acceptable path forward that will optimize the safest possible use of this novel therapeutic agent,” said Marc B. Garnick, M.D., Executive Vice President and Chief Medical Officer of PRAECIS.

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapies to address significant unmet medical needs.  In the United States, PRAECIS has received approval from the United States Food and Drug Administration to market Plenaxis™ (abarelix for injectable suspension). PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis™.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s continued clinical development of PPI-2458 for the treatment of non-Hodgkin’s lymphoma.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA, unexpected results in ongoing and future preclinical or clinical trials and related analyses, and the need for additional research and testing, including those required as a result of unanticipated determinations by the FDA, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.